Exhibit 10.43
SCHERING-PLOUGH CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED NOVEMBER 4, 2008)
PREAMBLE
Schering Corporation has adopted the Schering-Plough Corporation Supplemental Executive Retirement Plan to ensure the payment of a competitive level of retirement income to attract, retain, and motivate selected executives of the Corporation and its Affiliates. The Plan is intended to be a non-qualified, supplemental retirement plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Corporation or its Affiliates pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and, as such, to be exempt from the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of ERISA. The Plan was originally effective as of January 1, 1983. The Plan was amended and restated in its entirety effective January 1, 2005 and then again effective January 1, 2008. As a result of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated March 8, 2009, by and among Merck & Co., Inc., Schering-Plough, SP Merger Subsidiary One, Inc. and SP Merger Subsidiary Two, Inc., the Plan is hereby further amended and restated, effective November 4, 2009. Except as otherwise defined herein, all capitalized terms shall have the meaning given to them in the Retirement Plan.
ARTICLE 1
DEFINITIONS
1.1	“Affiliate” means any corporation, partnership, or other organization controlled by or under common control with the Corporation.

1.2	“Average Final Earnings” means a Participant’s or Former Participant’s average annual Earnings during the sixty consecutive months for which his or her Earnings were highest during the last one hundred twenty consecutive months prior to his or her Separation from Executive Service.

1.3	“Board” means the Board of Directors of Merck & Co., Inc.

1.4	“Bridged Participant” means a Participant in the Plan who experiences an involuntary Separation from Service during the period beginning on January 1, 2008 and ending on December 31, 2009 in connection with the OBS Integration or the Productivity Transformation Program and who executes and timely returns a release of claims against the Company in a format suitable to the Company.

1.5	“Change of Control” means Change of Control as defined in the Schering-Plough Corporation 2002 Stock Incentive Plan or any successor stock incentive plan.

1.6	“Change of Control Termination Date” means the date, following a Change of Control, as of which a Participant or Former Participant has a Separation from Service.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Committee” means the Committee provided for in Section 6 of the Plan.

1.9	“Corporation” means Schering Corporation, a New Jersey Corporation, and any successor or assigns thereto, provided that, Merck Sharp & Dohme Corp. and its direct or indirect subsidiaries shall not be treated as part of the Corporation.

1.10	“Deferral Rate” means, for each calendar quarter, a rate equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of such calendar quarter.

1.11	“Early Retirement Date” means:
(a)	with respect to any person who, prior to March 1, 2006, both attained age 55 and became a Participant of the Plan, the later of the Participant’s attainment of age 55 and his or her Separation from Service; and

(b)	with respect to any other person, the latest of his or her attainment of age 55 or, with respect to Bridging Participants his or her attainment of age 53, Separation from Service, and the date he or she completes five years of Eligibility Service under the Retirement Plan.
1.12	“Earnings” means Compensation under the Retirement Plan prior to the Participant’s Separation from Executive Service plus, for periods prior to January 1, 2004, bonuses awarded for such periods under any executive or management incentive plan of the Corporation or an Affiliate; provided, however, that the amount of Earnings credited for any bonus earned in the calendar year in which the Participant’s Separation from Executive Service occurs but not paid until after the Participant’s Separation from Service shall be the estimated bonus as determined by the Committee.

1.13	“Effective Date” means January 1, 1983.

1.14	“Equivalent Actuarial Value” means the equivalent value when computed on the basis of the interest rate determined as of such date under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination that were in effect on September 1, 1993 and the 1994 Group Annuity Reserving mortality table. Notwithstanding the foregoing, effective January 1, 2006, Equivalent Actuarial Value shall be determined by using the market yield on U.S. Treasury securities at 10-year constant maturities (non-inflation issues adjusted to constant maturities), as set forth in Federal Reserve Statistical Release H.15 for the first business day of the month in which the Participant’s Separation from Service occurs and the mortality table used to determine automatic lump sum cash outs under the Retirement Plan.

1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16	“Executive Status” means:
(a)	prior to January 1, 2004, employment in E-Grade pay status; and

(b)	on or after January 1, 2004:
(i)	employment as a member of the Corporation’s Executive Management Team or Operations Management Team; or

(ii)	effective on and after January 1, 2005, solely with respect to an individual who did not become a Participant of the Plan prior to January 1, 2005,

designation as a Participant of the Plan by the Chief Executive Officer of the Corporation.
Once a person attains Executive Status, he or she shall remain in Executive Status until his or her Separation from Executive Service.

1.17	“Former Participant” means a former employee or an employee who has been removed from Executive Status and on whose behalf a benefit is payable under the Plan.

1.18	“Other Retirement Income” means the employer-provided retirement income payable to a Participant, Former Participant or Beneficiary (as defined in the Retirement Plan) from the following sources:
(a)	the Schering-Plough Retirement Benefits Equalization Plan, as amended from time to time;

(b)	any other contract, agreement, or other arrangement with the Corporation or an Affiliate (excluding the Retirement Plan) to the extent, as solely determined by the Committee, it provides defined-benefit-type retirement or pension benefits; and

(c)	any contract, agreement, or other arrangement with the Corporation or an Affiliate to the extent it provides defined-contribution-type retirement or pension benefits which are the Participant’s or Former Participant’s primary source of retirement or pension benefits, as solely determined by the Committee.
1.19	“Participant” means an executive employee of the Corporation or an Affiliate who becomes a participant in the Plan pursuant to Section 2.

1.20	“Plan” means the Schering-Plough Corporation Supplemental Executive Retirement Plan, as amended from time to time.

1.21	“Retirement” means the Separation from Service of a Participant on or after his or her Normal Retirement Age, Early Retirement Date, or Change of Control Termination Date, or the deemed retirement of a Participant pursuant to an employment agreement between him or her and the Corporation or an Affiliate.

1.22	“Retirement Plan” means the Schering-Plough Corporation Retirement Plan, as amended from time to time.

1.23	“Retirement Plan Benefit” means the amount of benefit payable from the Retirement Plan to a Participant, Former Participant or Beneficiary.

1.24	“Separation from Executive Service” means the earlier of (i) the Participant’s Separation from Service or (ii) the date the Chief Executive Officer of the Corporation determines that the individual is no longer entitled to participate in the Plan.

1.25	“Separation from Service” means “separation from service” as defined under Section 409A(a)(2)(A)(i) of the Code.

1.26	“Service” means an individual’s period of employment with the Corporation or an Affiliate as a Participant prior to his or her Separation from Executive Service for which benefits are accrued under the Retirement Plan; provided, however, that with respect to an individual who first became a Participant in the Plan prior to January 1, 2008 and completed at least 10 years of Benefit Service under the Retirement Plan, Service shall also include the individual’s period of employment with the Corporation or an Affiliate for which benefits are accrued under the Retirement Plan prior to the date he or she became a Participant of this Plan; and provided further, that with respect to an individual who first become a Participant in this Plan on or after January 1, 2005 but prior to January 1, 2008, Service shall also include the individual’s Eligibility Service under the Retirement Plan prior to membership in the Retirement Plan, up to one year, if not otherwise included in his or her Service pursuant to the prior provisions of this Section 1.25. Notwithstanding anything to the contrary, with respect to an individual who first becomes a Participant in this Plan on or after January 1, 2008, Service shall mean only the individual’s period of employment with the Corporation or an Affiliate as a Participant in the Plan prior to his Separation from Executive Service for which benefits are accrued under the Retirement Plan.

1.27	“Supplemental Benefit” means a supplemental retirement benefit or survivor benefit as determined under Article 4 or Article 5, respectively, as of any date of reference.

1.28	“Surviving Spouse” means a person of the opposite sex of the Participant or Former Participant who is the Participant’s or Former Participant’s husband or wife as provided in the Defense of Marriage Act of 1996, who has been married to the Participant throughout the one-year period ending on the Participant’s date of death.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1	Any person who was a Participant in the Plan immediately prior to the Effective Date shall continue to be a Participant as of the Effective Date, provided the person is in active employment with the Corporation or an Affiliate on the Effective Date.

2.2	Any person who does not become a Participant of the Plan pursuant to Section 2.1 shall become a Participant of the Plan on the later of:
(a)	the first date he or she is in Executive Status; and

(b)	the earlier of (i) the date he or she is credited with one (1) year of Eligibility Service under the Retirement Plan and (ii) the date he or she has attained age 40;
provided the person is in active employment with the Corporation or an Affiliate at that time.

2.3	A person who is on a leave of absence on the date he or she would otherwise become a Participant pursuant to Section 2.2 shall become a Participant on the date his or her leave of absence terminates and he or she resumes active employment.
ARTICLE 3
ELIGIBILITY FOR BENEFITS
3.1	Each Participant or Former Participant is eligible to commence receiving benefits under this Plan on the first day of the month coincident with or next following his or her Separation from Service.

ARTICLE 4
AMOUNT AND FORM OF RETIREMENT BENEFIT
4.1	Normal Retirement Date or Postponed Retirement Date. The Supplemental Benefit of a Participant or Former Participant whose Separation from Service occurs on or after his or her Normal Retirement Age shall be calculated as an annual benefit payable monthly commencing on the first day of the calendar month coincident with or next following his or her Retirement equal to:
(a)	the sum of:
(i)	2% of his or her Average Final Earnings multiplied by his or her years of Service up to twenty years, plus

(ii)	1% of his or her Average Final Earnings for each year of Service in excess of twenty years;
up to a maximum of 55% of Final Average Earnings, reduced by:

(b)	his or her Other Retirement Income and Retirement Plan Benefit.
The annual benefit calculated under this Section 4.1 of a Participant or Former Participant who was in Executive Status prior to the Effective Date and who has completed 10 years of Service in Executive Status and reached age 60 on or prior to his or her Separation from Service shall not be less than an annual benefit payable monthly commencing on the first day of the calendar month coincident with or next following his or her Retirement equal to 35% of his or her Average Final Earnings reduced by his or her Other Retirement Income and Retirement Plan Benefit.

4.2	Early Retirement Date or Change of Control. The Supplemental Benefit of a Participant or Former Participant whose Separation from Service occurs prior to his or her Normal Retirement Date but on or after his or her Early Retirement Date or after a Change in Control shall be calculated as described in Section 4.1 above, but with reference to the Participant’s Early Retirement Date or Change of Control Termination Date rather than his or her Normal Retirement Age and reduced by the reduction factor set forth in the following chart that corresponds to the Participant’s age at his or her Early Retirement Date or Change of Control Termination Date, as applicable:

Age at Early Retirement Date or
Change of Control Termination Date	Reduction Factor
64	0%
63	0%
62	0%
61	0%
60	0%
59	4%
58	8%
57	12%
56	16%
55	20%
54 (Bridging Participants only)	20%
53 (Bridging Participants only)	20%

Age at Change of Control
Termination Date	Reduction Factor
54	25.5%
53	31%
52	36%
51	40%
50	44%
49	48%
48	51%
47	54%
46	57%
45	59.5%
44	62%
43	64%
42	66%
41	68%
40	70%
39	71.5%
38	73%
37	74%
36	75%
35	76%
The annual benefit calculated under this Section 4.2 of a Participant or Former Participant who was in Executive Status prior to the Effective Date and who has completed 10 years of Service in Executive Status and reached age 60 on or prior to his or her Separation from Service shall not be less than an annual benefit payable monthly commencing on the first day of the calendar month coincident with or next following his or her Retirement equal to 35% of his or her Average Final Earnings reduced by his or her Other Retirement Income and Retirement Plan Benefit.
4.3	Other Termination. The Supplemental Benefit of a Participant or Former Participant whose Separation of Service occurs for a reason other than Retirement, disability, death, or following a Change of Control, shall be calculated as an annual benefit payable monthly commencing on the first day of the calendar month coincident with his or her Normal Retirement Date.

4.4	Disability. In the event that a Participant or Former Participant has become totally and permanently disabled for the purposes of the Corporation’s long-term disability program, disability retirement benefits shall be payable under this Plan, and shall be determined pursuant to Section 4 hereof, with Earnings (as defined herein) and Service deemed to have continued for such period, if any, as shall be applicable under the disability retirement benefit provisions of the Retirement Plan.

4.5	Pre-March 1, 1987 Provisions. For the purpose of determining Supplemental Benefits under the foregoing paragraphs of this Section 4:
(a)	Service prior to March 1, 1987, for all executives who were Participants in the Plan on January 1, 1983, shall be deemed to be in an E-grade pay status; and

(b)	in no event shall the Supplemental Benefit of an actively employed executive participating in the Plan on March 1, 1987, be less than the Supplemental Benefit that would be payable if such Supplemental Benefit were determined under the provisions of the Plan as in effect immediately prior to such date and the executive’s earnings and service as of February 28, 1987.
4.6	Form of Payment. Supplemental Benefits shall be payable in a lump sum as soon as administratively practicable following the Participant’s Separation from Service. Such lump sum shall be of Equivalent Actuarial Value to the benefit calculated under Sections 4.1, 4.2, 4.3, 4.4, and 4.5 above that would have been provided commencing as of the Participant’s Normal Retirement Date, or the first day of the month following the Participant’s Separation from Service, if later. Notwithstanding the preceding sentence, in the case of a Participant whose Separation from Service is on or after his or her Early Retirement Date, the lump sum shall be of Equivalent Actuarial Value to the benefit that would have been calculated under Sections 4.1, 4.2, 4.4, and 4.5 above that would have provided commencing on the first day of the month following the Participant’s Separation from Service. Notwithstanding the foregoing, the portion of the Supplemental Benefit that is accrued after December 31, 2004, for any Participant who is a specified employee as defined in Section 409A of the Code, shall be delayed for a period of six (6) months following such Participant’s Separation from Service. If a Participant or a Former Participant has a Separation from Service by Retirement and dies before receiving full payment of his or her Supplemental Benefit, payment of the Supplemental Benefit shall be made to his or her Beneficiary, subject to Section 5. Payment made in accordance with this Section 4.6 shall constitute full and complete satisfaction of the Corporation’s obligation in respect thereof. A Participant may elect to defer receipt of his or her Supplemental Benefit in accordance with the terms of the Savings Advantage Plan to the extent that such plan complies with Section 409A of the Code in a manner that will not result in the incurrence of Section 409A excise taxes to the Participant.

4.7	Section 162(m) of the Code. The Committee may, in its sole discretion, defer the payment of any lump sum to a Participant or a Former Participant who is a “covered employee” as defined in Section 162(m) of the Code, if such payment would be subject to such Section’s limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Corporation shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at the Deferral Rate, compounded quarterly.

4.8	Delayed Payment. If a lump sum payment to a Participant or Former Participant, or the Beneficiary thereof, including a payment delayed pursuant to Section 4.6, commences later than the 15th day of the month following the month in which the Participant’s Separation from Service occurs, the Corporation shall, at the time of payment of such lump sum, pay interest thereon from the 15th day of the month following the month in which the Participant’s Separation from Service occurs to the date payment is issued at the Deferral Rate, compounded quarterly.

4.9	Forfeitability. Except as otherwise provided herein, the Supplemental Benefit of each Participant and Former Participant under the Plan shall at all times be 100 percent vested and nonforfeitable.

4.10	Offset. If any Retirement Plan Benefit or Other Retirement Income is payable to a Participant, Former Participant or Beneficiary, and the form of such Retirement Plan Benefit or Other Retirement Income is other than a lump sum or such Retirement Income or Other Retirement Benefit is paid at a time other than when the Supplemental Benefit is paid under this Plan, such Retirement Plan Benefit or Other Retirement Income shall be converted to a lump sum of Equivalent Actuarial Value for purposes of determining the offset applied under this Plan. The Committee shall be empowered to make such additional equitable adjustments to accomplish the purposes of the foregoing as the Committee in its sole discretion shall determine.

4.11	Enhanced or Reduced Benefits. Notwithstanding the forgoing and subject to the approval of the Corporation’s Chief Executive Officer, an employment or similar agreement between a Participant and the Corporation may enhance or reduce the benefit provided to or on behalf of such Participant under this Plan. In no event will an enhanced benefit be separately paid under both an employment or similar agreement and this Plan in a manner that results in a duplicative benefit.
ARTICLE 5
SURVIVING SPOUSE BENEFIT
5.1	Upon the death of a Participant or Former Participant while employed by the Corporation or an Affiliate who has at least 5 years of Eligibility Service under the Retirement Plan, his or her Surviving Spouse shall be entitled to a survivor benefit under this Plan based upon the Participant’s or Former Participant’s Supplemental Benefit immediately prior to his or her death, but without any reduction factor, in accordance with the following schedule:

	Age and Service at Time of Death	Survivor Benefit
a.	Age 55 or more with 5 or more years of Eligibility Service.	50% of the Participant’s or Former Participant’s Supplemental Benefit.

b.	Ages 50 through 54 with 5 or more years of Eligibility Service, and age plus years of Eligibility Service equal 65.	50% of the Participant’s or Former Participant’s Supplemental Benefit multiplied by 80.0%.

c.	Below age 50 with 5 or more years of Eligibility Service, and age plus years of Eligibility Service equal 65.	50% of the Participant’s or Former Participant’s Supplemental Benefit multiplied by 53.1%.
less any Retirement Plan Benefit or Other Retirement Income payable to the Surviving Spouse whether or not the Participant or Former Participant has elected or has been deemed to have elected to have such benefit or retirement income paid to his or her Surviving Spouse.

5.2	Upon the death of any Participant or Former Participant who does not have at least 5 years of Eligibility Service, his or her Surviving Spouse shall be entitled to a survivor benefit under this Plan based upon his or her Supplemental Benefit immediately prior to his or her death and computed as if he or she had retired on the day before his or her death and had elected a 50% Qualified Joint and Survivor Annuity (as defined in the Retirement Plan) for the benefit of his or her Surviving Spouse. Such survivor benefit under this Plan shall be reduced by any Retirement Plan Benefit and Other Retirement Income payable to the Surviving Spouse whether or not the Participant or Former Participant has elected or has been deemed to have elected to have such benefit or retirement income paid to his or her Surviving Spouse.

5.3	A Surviving Spouse’s benefits provided under Section 5.1 or 5.2 shall be paid in a lump sum as of the first day of the month following the month in which the Participant or Former Participant dies. Such lump sum shall be of Equivalent Actuarial Value to the benefit calculated under Section 5.1 or 5.2 that would have been provided commencing as of the Participant’s Normal Retirement Date, or the first day of the month following the Participant’s date or death, if later. Notwithstanding the preceding sentence:
(a)	in the case of a Participant whose date of death is on or after his or her attainment of age 55 and who, prior to March 1, 2006, both became a Participant of the Plan and attained age 55, or

(b)	in the case of a Participant whose date of death is on or after the later of his or her attainment age 55 and completion of five years of Eligibility Service:
the lump sum shall be of Equivalent Actuarial Value to the benefit that would have been provided commencing on the first day of the month following the Participant’s date of death.
ARTICLE 6
COMMITTEE
6.1	Committee. The Plan shall be administrated by the Global Benefits and Compensation Oversight Committee or its delegate. The Committee shall have (a) complete discretion to supervise the administration and operation of the Plan, (b) complete discretion to adopt rules and procedures governing the Plan from time to time, and (c) sole authority to give interpretive rulings with respect to the Plan.

6.2	Binding Effect of Decisions. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, or application of the Plan shall be final and binding upon all persons having any interest in the Plan.

6.3	Indemnification of Committee. The Corporation shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member.
ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN
7.1	Amendment. The Committee may at any time amend, suspend, or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension, or reinstatement may adversely affect any Participant’s or Former Participant’s vested Supplemental Benefit, as it existed immediately before the effective date of such amendment, suspension, or reinstatement, without such Participant’s or Former Participant’s prior written consent. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

7.2	Termination. The Committee, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. On and after Plan termination, the Committee shall take those actions necessary to administer any Supplemental Benefits existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant’s or Former Participant’s Supplemental Benefit, or the timing or method of distribution of a Participant’s or Former Participant’s Supplemental Benefit, without the Participant’s or Former Participant’s prior written consent.
ARTICLE 8
MISCELLANEOUS
8.1	Funding. Participants, their Beneficiaries, and their heirs, successors, and assigns shall have no secured interest or claim in any property or assets of the Corporation or Merck & Co., Inc. The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future.

8.2	Expenses. All expenses of administering the Plan shall be borne by the Corporation, to the extent they are not paid from any trust fund established by the Corporation to help defray the costs of providing Plan benefits.

8.3	Nonassignability. No right or interest under the Plan of a Participant, Former Participant, or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance, or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant, Former Participant or Beneficiary.

8.4	Claims Procedure.

(a)	Claim. A person who believes that he or she is being denied a Supplemental Benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.

(b)	Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. If special circumstances require that the 90-day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 180 days after receipt of the request for review.

(c)	Information. If the claim is denied in whole or in part, the Claimant shall be provided an opinion, using language calculated to be understood by the Claimant, setting forth:
(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v)	The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

(vi)	A statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on review.
(d)	Request for Review. Within 60 days after the receipt by the Claimant of the opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and estopped from challenging the determination.

(e)	Review of Decision. Within 60 days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60-day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

8.5	Limitation of Rights of Participants and Former Participants. Nothing in this Plan shall be construed as conferring upon any Participant or Former Participant any right to continue in the employment of the Corporation or an Affiliate, nor shall it interfere with the rights of the Corporation or an Affiliate to terminate the employment of any Participant or Former Participant and/or to take any personnel action affecting any Participant or Former Participant without regard to the effect which such action may have upon such Participant or Former Participant as a recipient or prospective recipient of Supplemental Benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant or Former Participant for the purposes of computing benefits to which the Participant or Former Participant may be entitled under any other arrangement established by the Corporation or Affiliate for the benefit of its employees.

8.6	No Limitation on Actions of Corporation or Affiliates. Nothing contained in the Plan shall be construed to prevent the Corporation or an Affiliate from taking any action that is deemed by it to be appropriate or in its best interest. No Participant or other person shall have any claim against the Corporation or an Affiliate as a result of such action.

8.7	Obligations to Corporation. If a Participant or Former Participant becomes entitled to a distribution of a Supplemental Benefit under the Plan, and if at such time the Participant or Former Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation or an Affiliate, the Corporation or Affiliate may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

8.8	Captions. The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

8.9	Governing Law. The Plan is intended to constitute an unfunded plan providing retirement or deferred compensation benefits for officers and highly compensated employees exempt from the requirements of parts 2, 3, and 4 of Subtitle B of Title I of ERISA. Except to the extent otherwise provided in ERISA and the Code, this Plan shall be construed, regulated, and administered under the laws of the State of New Jersey.

8.10	Successors. The provisions of the Plan shall bind and inure to the benefit of Schering Corporation, Merck & Co., Inc., and the Affiliates, and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity that, whether by merger, consolidation, purchase, or otherwise, acquires all or substantially all of the business and assets of the Corporation, Merck & Co., Inc, or an Affiliate and successors thereto.

8.11	Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced without regard to such illegal or invalid provision.

8.12	Protective Provisions. Each Participant shall cooperate with the Corporation or an Affiliate by furnishing any and all information requested by the Corporation or Affiliate to facilitate the payment of benefits hereunder.

8.13	Withholding Taxes. The Corporation may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Corporation is required by any law or regulation of any governmental authority, whether Federal, state, or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to, or on behalf of, the Participant. Each Participant, Former Participant and Beneficiary, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.14	Inability to Locate Participant, Former Participant, or Beneficiary. In the event that the Committee is unable to locate a Participant, Former Participant or Beneficiary within two years following the date he or she was to commence receiving payment, the entire Supplemental Benefit payable shall be forfeited. If, after such forfeiture, the Participant, Former Participant or Beneficiary later claims such Supplemental Benefit, such Supplemental Benefit shall be reinstated without interest or earnings thereon and paid pursuant to the terms of the Plan.

8.15	Facility of Payment. If, in the opinion of the Committee, a person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness, accident, or any other reason, any payment due the person, unless prior claim therefore shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some other party who, in the opinion of the Committee, has incurred expenses for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of liability under the Plan.

8.16	Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Corporation’s Senior Vice President of Human Resources, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.